EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated December 22, 2014, relating to the consolidated financial statements as of September 30, 2014 and 2013 and for each of the two years then ended, which appear in General Employment Enterprises, Inc.’s Annual Report on Form 10-K.

/s/ Friedman LLP

September 29, 2015

New York, NY